                         INDEPENDENT AUDITORS' CONSENT




We consent to incorporation by reference in the registration statements on Forms S-3 (No. 333-12593 and No. 333-2451) and on Forms S-8 (No. 333-06861, No.
33-64713, No. 33-60182, No. 33-38443, No. 33-8980 an No.333-39509) of OSI
Pharmaceuticals, Inc. of our report dated March 29, 1999 except as to Note 16(b) which is as of July 30, 1999, relating to the balance sheets of Cadus Pharmaceutical Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 10-Q/A of OSI Pharmaceuticals, Inc. dated October 15, 1999.




                                                /s/ KPMG LLP




Melville, New York
October 15, 1999